Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into by and between Robert J. Kuta (“Employee") and California Water Service Company (the “Company” or “Cal Water”) (sometimes referred to herein collectively as the “Parties” and individually as a “Party”). In consideration of the mutual promises and covenants set forth below, the Parties agree as follows:

1.Termination Date. Employee’s employment with the Company will terminate effective May 31, 2023 (“Termination Date”), although his last day of work will be May 22, 2023. On the Termination Date, Employee will receive all outstanding wages and benefits. In order to ensure timely expense reimbursement, Employee agrees to submit all requests for expense reimbursement as soon as possible, but by no later than June 15, 2023. Employee desires, and the Company agrees, that the stated reason for his leaving the Company will be for him to pursue other opportunities that better suit the needs of his family.

2.Severance Payment. In consideration for Employee signing this Agreement, within thirty (30) days of the Effective Date of this Agreement (as described in paragraph 15 below), the Company shall provide Employee with a check in the gross amount of $337,166.67, less applicable taxes and required withholdings and deductions (“Severance Payment”), representing ten (10) months of Employee’s base salary. From June 1, 2023, through July 31, 2023, the Employee will be available to answer questions, offer advice/consultation, etc. for up to twenty (20) hours per week. The Employee will not be required to report to the Company’s offices to perform these duties.

3.Health Coverage. Provided that the Employee timely elects to receive his pension and retiree medical coverage, as provided for in the applicable plans, as additional consideration for Employee signing this Agreement, the Company agrees that for a period of ten (10) months commencing June 1, 2023 and ending March 31, 2024, it will allow Employee to pay the monthly contribution rate applicable to active employees, details of which are set forth on Attachment A to this Agreement. Employee understands that if he wishes to continue receiving retiree healthcare coverage after April 1, 2024, he will be obligated to make the monthly healthcare contribution then in effect which is applicable to retired Company employees. If Employee does not elect the Company’s retiree medical coverage, Employee understands that the healthcare benefits for he and his eligible dependents will end as of May 31, 2023. However, he and his dependents will be eligible to receive health benefit continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), should he so elect, beginning June 1, 2023, and at his own expense. Employee understands that in the event he fails to elect retiree medical coverage as provided for above, he will forever forfeit his eligibility for retiree medical in the future.

4.Pension and Supplemental Executive Retirement Plan (SERP) Benefits Employee understands that while he is able to defer the commencement of his pension payments under the California Water Service Company Pension Plan to a later date, that is not the case with his SERP payment. Whether or not the Employee signs this Agreement and/or elects to retire and enroll in retiree medical coverage as outlined above, pursuant to the SERP Plan, his first payment will be paid on December 1, 2023 (six months after termination of employment) and will be retroactive to June 1, 2023. Thereafter he will receive monthly SERP payments as provided for in the Plan. However, in order to be eligible for retiree medical, the Employee understands he must commence both his regular pension and SERP benefits upon termination (i.e., effective June 1, 2023).

5.Inquiries from Prospective Employers. Should the Company receive reference inquiries from prospective employers following the Termination Date, the Company will follow its customary practice and furnish dates of employment and last position held, and nothing further.

6.Release of Claims. In exchange for the consideration outlined in this Agreement, including paragraphs 2 through 4, to which Employee would not otherwise be entitled, Employee agrees to release the Company, its affiliated, related, parent, or subsidiary entities, and the Company’s present and former directors, officers, partners, employees, investors, insurers, representatives, agents, and attorneys (the “Released Parties”) from any and all claims Employee may now have or have ever had against any of them, including, but not limited to, any claims for discrimination, harassment, or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Equal Pay Act, the California Equal Pay Act, as amended, the Family Medical Leave Act, the California Family Rights Act, or any other federal, state, or local anti-discrimination statute or ordinance; wage/hour claims, including claims for wages, overtime pay, bonuses, penalties, interest, or attorneys’ fees under the Fair Labor Standards Act, the California Labor Code, the IWC Wage Orders, or any other federal, state, or local wage/hour statute or ordinance; claims for violation of federal and state constitutions; claims for attorneys’ fees and costs; and claims for wrongful termination, breach of express or implied contract, claims sounding in tort, or any other claims relating to Employee’s employment with the Company, his departure therefrom, and any other matter or event occurring up to the Effective Date (“Released Claims”). Employee understands that he is not waiving or releasing (i) his right to enforce the terms of this Agreement, (ii) any right to indemnification Employee may have under Company agreements, articles of incorporation, bylaws or statutes, (iii) protection under the Company’s directors and officers, general liability and other insurance plans with respect to services performed prior the Termination Date, (iv) vested rights Employee may have under ERISA-covered employee benefit plans, as applicable, or (v) any rights or claims that cannot be waived or released as a matter of law, such as claims for workers’ compensation or unemployment insurance benefits. Employee agrees not to file or initiate any claim or lawsuit concerning the Released Claims. However, this release does not prevent Employee from filing a charge with or participating in an investigation by a governmental administrative agency authorized to enforce or administer laws relating to employment, with the understanding that such filing or participation does not entitle Employee to recover monetary relief from the Company resulting from such a charge or investigation. Employee further understands that this Agreement does not limit his ability to communicate with, or otherwise participate in any investigation or proceeding with any federal, state, or local government regulator, including but not limited to the Securities and Exchange Commission (the “SEC”) or California Public Utilities Commission (“PUC”), including providing documents or other information, without notice to the

Company, and this Agreement does not limit Employee’s right to receive an award or benefit pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

7.Confidentiality. It is understood and agreed that except as otherwise expressly provided herein, the terms of this Agreement shall be maintained in strict confidence. Employee agrees that he shall not disclose any of the terms of this Agreement to another person, except to his legal counsel, tax or financial advisors, or immediate family, or unless required by law. The Company agrees that it shall disclose the terms of this Agreement to only those persons with a need to know, or as may be required by law. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe are unlawful, nor is Employee precluded from disclosing factual information relating to claims of harassment, discrimination or retaliation under the Fair Employment and Housing Act.

8.Non-Disparagement. Except as expressly provided herein, Employee agrees that he shall refrain from making or publishing disparaging or derogatory statements about the Company or any of the other Released Parties, including without limitation statements about the Company’s business, services, partners, customers, contractors, directors and employees. The Company’s current officers will not orally or in writing, publicly or privately, express any comment, view or opinion that would disparage the Employee. Nothing in this Agreement prevents Employee from providing truthful testimony or disclosing factual information in an administrative, legislative, or judicial proceeding in accordance with state and federal law, or communicating directly with, cooperating with, or providing information to, any federal, state, or local government regulator, including, but not limited to, the SEC, the PUC, or the U.S. Department of Justice. The Company agrees that members of its executive team will refrain from making or publishing disparaging or derogatory statements about Employee, except as may be required by law.

9.Return of Company Property. Employee agrees to return (and not keep copies of, in either paper or electronic form) all Company materials and documents to which Employee had access during his employment, as well as all tangible Company property in his possession, including, without limitation, keys, access cards, laptop computer, and mobile phone.

10.Company Proprietary Information. Employee acknowledges that during his employment with Cal Water, he was provided access to confidential, sensitive, non-public information that is proprietary to Cal Water, including Cal Water’s trade secrets (‘Company Confidential Information).” Employee agrees that all times following the Termination Date, he will preserve and protect, and refrain from using or disclosing to third parties, the Company Confidential Information.

11.California Civil Code Section 1542. Employee expressly waives any and all rights he may have under California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

12.No Wrongful Conduct; No Pending or Future Lawsuits. Employee represents that at no time prior to his execution of this Agreement has he knowingly engaged in any wrongful conduct against any of the Released Parties. Employee further represents that he has not filed, and will not file in the future, any lawsuits, claims, or actions, on his behalf or behalf of any other person or entity, against the Company or any of the other Released Parties relating to any Released Claims. Employee represents and agrees that he has not filed a workers’ compensation claim, and that he has not sustained any work-related injuries or illnesses that would give rise to a workers’ compensation claim.

13.Future Cooperation. Employee agrees that he will make himself reasonably available, upon reasonable notice, to assist and cooperate in connection with any litigation, arbitrations, investigations, or other administrative or legal proceedings that concern or relate to matters with which he is familiar in connection with services he provided to the Company. The Company shall pay reasonable out-of-pocket expenses, as mutually agreed upon by the Parties, which are incurred by Employee in connection with his participation in such activities.

14.Breach. Employee understands and agrees that any material breach of this Agreement on his part shall entitle the Company immediately to recover and/or cease providing the consideration under this Agreement and to obtain damages and other remedial relief as permitted by law.

15.Revocation Right. Employee acknowledges and affirms that he is entering into this Agreement knowingly and voluntarily, without coercion or duress of any sort, in order to receive the payment and other consideration as set forth herein. Employee acknowledges and affirms that he has (i) been advised to consult with an attorney before signing this Agreement, (ii) carefully read and fully understands the provisions of this Agreement, and (iii) been given adequate opportunity, including the opportunity to spend twenty-one (21) days from the initial receipt of this Agreement (the “Consideration Period”), to review and consider this Agreement before signing it. Nothing in this Agreement prevents Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by law. Employee understands that he may execute this Agreement less than twenty-one (21) days from its receipt from the Company, but he agrees that such execution will represent a knowing waiver of such Consideration Period. Employee acknowledges and understands that he shall have seven (7) days to revoke this Agreement solely with respect to any claims under the ADEA; provided, however, that in the event that he revokes his waiver of claims under the ADEA, he will not be entitled to receive any of the consideration described in this Agreement. Employee further agrees that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day period. This Agreement shall become effective on the eighth day following Employee’s signature on, and non-revocation of the Agreement (“Effective Date”). Should Employee elect to revoke this Agreement, he must do so by sending a written notice of revocation to Ron Webb, Vice President, Chief Human Resource Officer at rwebb@calwater.com

16.Arbitration. The Parties agree to attempt to resolve any dispute or claim arising out of or relating to interpretation or enforcement of this Agreement through discussing the matter, respectfully listening to the other side’s concerns, and working together to find a solution to the problem. Because litigation is a costly and time-consuming process, Employee and the Company agree that should such discussions prove unsuccessful, they will submit any legally actionable dispute or claim arising out of or relating to interpretation or enforcement of this Agreement to binding arbitration. The arbitration will be conducted by an impartial arbitrator selected from the Judicial

Arbitration & Mediation Services (“JAMS”) panel of arbitrators in accordance with the then-current JAMS Employment Arbitration Rules and Procedures. The costs of such arbitration shall be born equally by the Parties, including the fees of the arbitrator, and each Party shall be responsible for paying its own attorneys’ fees and costs. By agreeing to submit disputes to arbitration, the Employee and Company expressly waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and the Parties understand that each Party is giving up the right to pursue a court action before a judge or jury. The arbitrator’s award and opinion shall be in writing and shall be final and binding on the Parties. The arbitration shall take place in Santa Clara County, California, unless otherwise agreed to by the Parties in writing. The arbitrator may award attorneys’ fees to the prevailing party, if permitted by applicable law. This agreement to arbitrate disputes does not prohibit either party from pursuing a claim for injunctive relief in a court of law pending the arbitration.

17.Miscellaneous.

a. Entire Agreement. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between the Employee and Company with regard to the subject matter described herein. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. Any changes or modifications must be made in writing and signed by both Employee and an authorized representative of the Company.

b. Binding Effect. This Agreement shall be binding upon the Employee, his spouse, heirs, administrators, successors, and assigns, and shall inure to the benefit of the Company, and its successors and assigns.

c. No Admission of Liability. The Company enters into this Agreement for the sole purpose of avoiding any potential disputes or misunderstandings. This Agreement shall in no way be construed as an admission by the Company, or any of the Released Parties, of any wrongful conduct, or that Employee has any rights or claims against the Company or the other Released Parties. Similarly, this Agreement shall in no way be construed as an admission by Employee of any wrongful conduct, or that the Company has any rights or claims against the Employee.

d. Construction and Invalidity. In the event that any provision of this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

e. Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of California. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of California, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction

f. Release Voluntary; Joint Effort. The Parties each acknowledge that they understand the words, terms, and effects of this Agreement and that the Employee and Company have entered into this Agreement voluntarily. The Parties further acknowledge and agree that this Agreement was prepared by, and is the joint effort of, the Parties through negotiation. Accordingly, any ambiguity, uncertainty or vagueness in the construction or interpretation of this Agreement shall not be attributed to either Party, and the Parties agree the theory of construction that a document should be construed against the draft party is inapplicable.

g. Counterparts. This Agreement may be signed in counterparts and by facsimile or in pdf format, and each counterpart and facsimile/pdf shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each party.

CALIFORNIA WATER SERVICE COMPANY
Dated: June 2, 2023	By:	/s/ Ron Webb
RON WEBB
Vice President, Chief Human Resource Officer

Dated: May 31, 2023	By:	/s/ Robert J. Kuta
ROBERT J. KUTA

Attachment A

2023 Monthly Retiree Rates	Single	Member + 1	Member +2 or more

Cal Water Medical Plan/Kaiser Primary	$537.27	$1,074.54	$1,611.81
Medicare/Kaiser Sr. Adv. Primary*	$184.95	$369.90	$554.85
Delta Dental	$34.40	$68.80	$103.20
VSP	$5.68	$11.36	$17.04

*Must be enrolled in Medicare Part A & B to qualify for the lower premium.

Active Employee Healthcare Contribution Rates for 2023

	Employee Only	Employee +1	Employee + 2, or more

CWS Medical	$162.00	$324.00	$485.99
Dental	$10.33	$20.66	$30.98
Vision	$1.26	$2.53	$3.80

2023 COBRA Rates

	Employee Only	Employee +1	Employee + 2, or more

Cal Water PPO Medical Plan	$826.19	$1,652.38	$2,478.57
Cal Water EPO Medical Plan	$741.12	$1,482.25	$2,223.39
Kaiser Plan of California	$676.08	$1,352.17	$2,028.25
Delta Dental	$52.67	$105.36	$158.01
VSP	$6.45	$12.91	$19.36